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                                                                  EXHIBIT 21.1

PARENTS AND SUBSIDIARIES

Kellwood Company and its subsidiaries* as of March 24, 1999 are as follows:

                                    State (Country) of   Percentage of Voting
Name of Company                      Incorporation         Securities Owned
---------------                     ------------------   --------------------
Kellwood Company                         Delaware                 Parent
American Recreation Products, Inc.       Delaware                 100%
Kellwood Asia Limited                    Hong Kong                100%
Smart Shirts Limited                     Hong Kong                100%
South Asia Garment Limited               Hong Kong                100%
KWD Holdings, Inc.                       Delaware                 100%
Robert Scott & David Brooks
     Outlet Stores, Inc.                 Delaware                 100%
Tri-W Corporation                        North Carolina           100%
Halmode Apparel, Inc.                    Delaware                 100%
Fritzi of California, Inc.               Delaware                 100%


* Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.